LOAN AGREEMENT

October 17, 2024

Fairtide Ventures (the “Lender”) of 278 Bay St Suite 102, Thunder Bay, Ontario P7B 1R8, advanced total of CAD$6,000(the “Principal Sum”) to Red Metal Resources Ltd. (the “Borrower”) of 1130 Pender Street, West, Unit 820, Vancouver, BC V6E 4A4.

The Borrower agrees to repay the Principal Sum on demand, together with interest calculated and compounded monthly at the rate of 8% per year (the “Interest”) from the date of this loan agreement.  The Borrower is liable for repayment of the Principal Sum and accrued Interest and any costs that the Lender incurs in trying to collect the Principal Sum and the Interest.

The Borrower will evidence the debt and its repayment of the Principal Sum and the Interest with a promissory note in the attached form.

LENDERBORROWER

Fairtide VenturesRed Metal Resources Ltd.

Per:Per:

/s/ Caitlin L. Jeffs/s/ Joao Da Costa

Caitlin L. JeffsJoao (John) Da Costa, CFO

PROMISSORY NOTE

Principal Amount: CAD$6,000	October 17, 2024

FOR VALUE RECEIVED Red Metal Resources Ltd., (the “Borrower”) promises to pay on demand to the order of Fairtide Ventures (the “Lender”) the sum of $6,000 lawful money of Canada (the “Principal Sum”) together with interest on the Principal Sum accrued from the date of the Loan Agreement, as explicitly specified in that Loan Agreement dated for reference October 17, 2024 (“Effective Date”) both before and after maturity, default and judgment at the Interest Rate as defined below.

For the purposes of this promissory note, Interest Rate means 8 per cent per year.  Interest at the Interest Rate must be calculated and compounded monthly not in advance from and including the Payment Date (for an effective rate of 8.3% per annum calculated monthly), and is payable together with the Principal Sum when the Principal Sum is repaid.

The Borrower retains the right but not an obligation, to repay the Principal Sum and the Interest in whole or in part at any time.

The Borrower waives presentment, protest, notice of protest and notice of dishonour of this promissory note.

BORROWER

Red Metal Resources Ltd.

Per:

/s/ Joao Da Costa

Joao (John) Da Costa, CFO